                                                                     EXHIBIT 7.1

                           STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this ____ day of July, 1998, by and between TRILLIUM CORPORATION, a Washington corporation, The Semiahmoo Company, a Washington general partnership, Settlers Bay Development, Inc., an Alaska corporation and/or their assigns (collectively referred to herein as "Purchaser") and DOUGLAS B. HAUFF, TRACY __ HAUFF and THE HAUFF FAMILY PARTNERSHIP, a Washington Limited Partnership (collectively referred to herein as "Hauff" or "Seller").

                                   RECITALS

A. Seller owns 999,319 shares (the "Shares") of the common stock (the "Stock") of Gargoyles, Inc., a Washington corporation (the "Corporation"). 335,110 of the Shares are held in one or more brokerage accounts by Smith Barney under accounts managed by Erik Englestone (the "Smith Barney Shares"). A copy of the certificates representing the Smith Barney Shares is attached hereto as Exhibit A-1.

B. 664,209 of the Shares are held by Purchaser as Special Escrow Agent pursuant to that certain Escrow Agreement dated as of March 22, 1995 (the "Optioned Shares"). Such shares are being acquired by Hauff pursuant to notes owed to Purchaser, and to various past or present minority shareholders of the Corporation (the "Minority Shareholders"). The names of such Minority Shareholders and a list of the number of pledged shares are shown on attached Exhibit A-2 (the "Pledged Shares").

C. Subject to the terms and conditions of this Agreement, Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller.

D.   Capitalized terms shall have the meanings given them herein.

                                   AGREEMENT

1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell and transfer to Purchaser, and Purchaser shall accept and purchase from Seller all of Seller's right, title and interest in the Shares and all stock options, stock warrants and other stock purchase or stock appreciation rights that Seller holds in Stock of the Corporation (the "Stock Rights").

     1.1 Minority Shareholder Debt. 96,505 of the Shares are currently pledged as collateral for notes payable by Seller to the Minority Shareholders (the "Minority Shareholder Debt") in the total combined original amount of principal of $159,361.56 plus accrued interest thereon of approximately $17,000.00 as of

July 31, 1998. Purchaser is acting as Special Escrow Agent for the Minority Shareholder Debt and related Pledged Shares. Seller will, no later than three
(3) days prior to the Closing Date but in no event later than July 24, 1998, obtain from some or all of the Minority Shareholders binding written agreements, where such parties agree to accept a specified payment to be paid on or before August 15, 1998 in the form of a Cashiers check mailed to a specified address by Certified Mail in full and complete satisfaction and extinguishment of that party's Minority Shareholder Debt. Such agreement will be in a form approved by Purchaser (which approval shall not be unreasonably withheld) which will disclose the existence of this transaction and will expressly release Purchaser, its officers, employees, directors, attorneys and agents, from all claims and fiduciary responsibilities to such Minority Shareholder(s) under the Escrow Agreement upon receipt by said shareholder of such amount. Further, under such agreement, the Minority Shareholders will agree to execute all necessary documents to assign the related Shares to Purchaser promptly after receiving the prescribed payment. In the event that any such Minority Shareholder does not agree to a discounted payment amount, then such Minority Shareholder shall receive out of the sales proceeds otherwise payable to Seller, the amount of principal and interest otherwise payable by Seller to said party. There will be withheld from the escrowed proceeds at Closing the Note and an amount, which when added to other funds placed into such Escrow by Seller, will represent $1,500 plus 100% of the funds necessary to pay all such parties. To the extent the $150,000.00 in cash delivered to escrow by Purchaser as set forth in Section
2.1 is insufficient to pay all Minority Shareholders (after taking into account all discounts) and Seller's other closing costs and fees under this Agreement, Purchaser shall deliver an amount of funds, not to exceed $60,000, to cover such shortfall. For each dollar delivered by Purchaser in excess of $150,000 pursuant to the foregoing sentence, the principal amount of the Note described in Section
2.2 shall be decreased by $1.25. Such note reduction shall first be charged against amounts due one year from Closing. Mr. Larry Daugert (or his successor named by Purchaser and approved by Seller) of Brett & Daugert, 300 North Commercial, Bellingham, WA 98225 (the "Master Escrow Agent") on behalf of Purchaser as Special Escrow Agent for the Minority Shareholders, shall promptly after Closing pay off in full all then unsatisfied Minority Shareholder Debt out of the retained proceeds in accordance with the amounts then owing to them and shall then immediately disburse to Seller all remaining proceeds payable to Seller, less $1,500 payable by Seller to the Master Escrow Agent for such services. Purchaser shall pay any additional fees charged by the Master Escrow Agent for such services. Purchaser shall not initiate contact with any Minority Shareholder unless requested to do so by Seller as to matters relating to such payoff negotiations by Seller, but Purchaser will answer truthfully and will honor any questions or requests made of Purchaser by said parties that are consistent with Purchaser's fiduciary obligations as Special Escrow Agent. Purchaser hereby acknowledges that to its knowledge and belief its fiduciary obligations as Special Escrow Agent do not require it to disclose to any Minority

Shareholder the economic terms of this Agreement and, accordingly, Purchaser agrees to keep the economic terms of this Agreement confidential.

     1.2 Smith Barney Shares. Upon execution of this Agreement, Seller will immediately take all steps necessary to transfer possession of the Smith Barney Shares to the Master Escrow Agent pursuant to the provisions of Sections 3.1. The Master Escrow Agent shall take the steps necessary to determine that such shares are freely assignable by Seller to Purchaser free and clear of all debts, encumbrances, liens and restrictions and shall hold such shares or assignments thereof in escrow pending closing.

     1.3 Trillium Pledged Shares. 567,704 of the Shares are pledged to Trillium Corporation to secure payment of the debt of Seller to Trillium Corporation described in Section 2.4.1.

2. Purchase Price and Manner of Payment. The purchase price for the Stock shall be the sum of the items shown below in this Section 2 (the "Purchase Price"). The Purchase Price shall be paid as follows unless otherwise instructed by all of Sellers. Prior to Closing, all payments, notes and deeds shall be transferred to the applicable Escrow for purposes of Closing:

     2.1 Cash at Closing. At Closing, Purchaser shall pay to the Master Escrow Agent to the account of Seller for disbursement at or after Closing according to this Agreement in cash or other immediately available funds the sum of One Hundred Fifty Thousand Dollars ($150,000.00), plus such additional amount of cash as required pursuant to Section 1.1; and

     2.2 Note. At Closing, Purchaser shall pay to the Master Escrow Agent for the account of Seller a promissory note to Seller in original principal amount of One Hundred Seventy Thousand Dollars ($170,000) in the form of the attached Exhibit B (the "Note"), subject to diminishment of the principal amount pursuant to Section 1.1. The Note shall be unsecured and non interest bearing prior to default, and shall be due and payable as follows:

          $75,000  due and payable one year from the Closing Date; and

          $95,000  due and payable two years from the Closing Date.

Purchaser shall reasonably cooperate and execute any necessary or appropriate documents to facilitate an assignment of the Note by Seller for collateral purposes or otherwise.

     2.3 Transfer of Real Property. At Closing, Purchaser shall transfer to Seller the following real property (the "Property"):

          2.3.1 Semiahmoo Lot. Residential real estate lot 33 of the Drayton Hillside I subdivision of The Semiahmoo Company's residential resort development located in Blaine, Washington as legally described on attached Exhibit C-1, which is by this reference incorporated herein (the "Semiahmoo Lot"). Purchaser shall convey the Semiahmoo Lot to Seller at Closing by Statutory Warranty Deed free and clear of encumbrances, subject to current year's real estate taxes not yet due and payable and subject to dues and related owner's association assessments which are not delinquent, prorated as of the Closing Date, any exceptions that come through Seller, and further subject to all conditions, reservations, covenants, restrictions, easements, and other exceptions to title to the Semiahmoo Lot which are commonly applicable to Drayton Hillside I subdivision lots sold by the Semiahmoo Company to third party buyers of lots (all collectively referred to as the "Permitted Exceptions"). Purchaser, at its cost, shall provide Seller with a standard owner's policy of title insurance issued by First American Title Insurance Company, 215 N. Commercial Street, Bellingham, WA 98225 ("First American"), in the amount of $115,000 insuring the condition of title to the Semiahmoo Lot subject only to the standard policy exceptions and exclusions and to the Permitted Exceptions. The agreed value of the Semiahmoo Lot is $115,000. The conveyance of the Semiahmoo Lot will be closed by First American on the Closing Date. Purchaser will pay the real estate excise tax, one half of First American's escrow and closing fees and all other amounts not payable by Seller hereunder. Seller shall pay all real estate taxes and owner's association assessments applicable to the Lot and prorated after the Closing Date, one half of First American's escrow and closing fees and the costs to record the conveyance of the Lot.

          2.3.2 Getchell Parcels. Two parcels of timberland representing approximately 168 acres of timberland located in Snohomish County, Washington legally described and depicted on attached Exhibit C-2, referred to hereinafter as the "Getchell Parcels". The conveyance of the Getchell Parcels shall be closed by First American out of either its Bellingham or Everett office. The Getchell Parcels will be conveyed by Purchaser to Seller by Statutory Warranty Deed free and clear of all debt encumbrances except current year's real estate taxes not yet due and payable, and any deferred real estate taxes which are attributable to the classification of the Getchell Parcels as timberland or forest land for real estate tax purposes. A continuance of such special use classification shall be made at Closing and the parties will cooperate in timely requesting the same from the Snohomish County Assessor's office. The Getchell Parcels shall be conveyed subject to the above described real estate tax obligations and any exceptions that come through Seller, and further subject to all conditions, reservations, restrictions, covenants and exceptions of record provided that such items may not unreasonably and materially restrict the Getchell Parcels from being sold and used as rural forestry lands, eligible for residential or forestry use in accordance with existing Snohomish County zoning requirements for the Getchell Parcels (all the foregoing exceptions to the condition of title to the Getchell Parcels are collectively referred to as the

"Permitted Exceptions"). The agreed value of the Getchell Parcels is $700,000. At Closing, Purchaser shall provide to Seller, at Purchaser's cost, a standard owner's title insurance policy in the amount of $700,000 issued by First American Title Insurance Company. Such policy shall be subject only to the standard form exceptions and exclusions and to the Permitted Exceptions. Purchaser shall pay the real estate excise tax, one half of First American's escrow and closing fee, the Standard Owner's policy title insurance premium and all other costs not paid by Seller. Seller shall pay the real estate taxes prorated after the Closing Date, one half the closing agent's escrow and closing fees and the cost to record the conveyance of the Getchell Parcels.

          2.3.3 Settlers Bay Lots. Residential real estate lot #14 of Block 7, Unit #2 subdivision of Settlers Bay Development, Inc.'s residential development located at Mile 8, Knik Road, Wasilla, Alaska as legally described on attached Exhibit C-3, which is by this reference incorporated herein (the "Settlers Bay Lot"). Purchaser shall convey the Settlers Bay Lot to Seller at Closing by Statutory Warranty Deed free and clear of encumbrances, subject to current year's real estate taxes not yet due and payable and subject to dues and related owner's association assessments which are not delinquent, prorated as of the Closing Date and any exceptions that come through Seller, and further subject to all conditions, reservations, covenants, restrictions, easements, and other exceptions to title to the Settlers Bay Lot which are commonly applicable to Unit #2 subdivision lots sold to third party buyers (all collectively referred to as the "Permitted Exceptions"). Purchaser, at its cost, shall provide Seller with a standard owner's policy of title insurance issued by Matsu Title Company, 951 East Bogard Road, Suite 100, Wasilla, Alaska 99654 ("Matsu Title"), in the amount of $29,000 insuring the condition of title to the Settlers Bay Lot subject only to the standard policy exceptions and exclusions and to the Permitted Exceptions. The agreed value of the Settlers Bay Lot is $29,000. The conveyance of the Settlers Bay Lot will be closed by Matsu Title on the Closing Date. Purchaser will pay any real estate excise or transfer tax, one half of Matsu Title's escrow and closing fees and all other amounts not payable by Seller hereunder. Seller shall pay all real estate taxes and owner's association assessments applicable to the Settlers Bay Lot and prorated after the Closing Date, one half of Matsu Title's escrow and closing fees and the costs to record the conveyance of the Lot.

     2.4  Debt.  In satisfaction of certain debts to Trillium:

          2.4.1 Full satisfaction of the note dated March 7, 1997, payable by Seller to Purchaser in the original principal amount of $937,454.36 together with all accrued interest thereon, which note is secured by 567,704 of the Shares held by Purchaser as collateral for said debt. Such note will be marked paid in full at Closing and returned to Seller.

          2.4.2 Full satisfaction of the unsecured note dated March 23, 1995 and all extensions and amendments thereof, payable by Seller to Purchaser in the original principal amount of $51,000 together with all unpaid and accrued interest thereon. Such note shall by marked paid in full at Closing and returned to Seller.

3. Closing. Subject to satisfaction or waiver of the conditions to Closing set forth herein, closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Trillium Corporation, 4350 Cordata Parkway, Bellingham, WA 98226 pursuant to a Master Escrow and other ancillary escrows described below. The closing shall occur as soon as reasonably possible, but no later than July 31, 1998.

     3.1 Master Escrow/Representation/Closing. The "Master Escrow" for closing the subject transaction shall be at the offices of Brett and Daugert 300 N. Commercial Street, Bellingham, Washington 98225, under the direction of Larry Daugert, the Master Escrow Agent. Prior to Closing, a Master Escrow Agreement will be drafted in accordance with the relevant provisions of this Agreement (including Section 1.1) and shall be executed by all parties hereto and by the Master Escrow Agent. Except as otherwise provided herein as to Seller's payment of certain post closing Master Escrow fees, Purchaser shall pay all the fees of Mr. Daugert and Brett and Daugert. Mr. Daugert and said law firm shall represent Purchaser in the subject transaction. Seller shall select the counsel of its choice to represent Seller in the subject transaction and Seller shall pay all the fees of such counsel. Seller acknowledges that Seller has been advised by Purchaser to obtain counsel for Seller. All Shares shall be deposited in the Master Escrow on or before July 15, 1998, or, if earlier, at least three days prior to Closing. The Master Escrow Agent shall coordinate with First American and Matsu Title to cause the subject transactions to close together. Prior to Closing, to allow the closing to occur on the Closing Date, Purchaser and Seller shall deposit in the Master Escrow and with First American and Matsu Title, as the case may be, the Shares, the Share Assignments fully endorsed, an Assignment of the Stock Rights in a form approved by Purchaser, all necessary funds in collected form, the executed Note, all executed deeds and excise tax affidavits, the documents pertaining to the debts owed to Purchaser to be extinguished at Closing, and all other documents, agreements and forms necessary or appropriate to consummate the subject transactions in accordance with the terms of this Agreement. Upon Closing, the conveyance deeds will be recorded in the applicable recording offices and delivered thereafter to Seller, the Shares and Assignment of the Stock Rights (or proper assignments thereof for shares held in a brokerage account) will be delivered to Purchaser accompanied by the executed Share Assignment(s), the Note and proceeds payable to Seller will be delivered to Seller (or withheld in escrow for the benefit of Seller to be applied to satisfy the Minority Shareholder Debt), and all other fully executed and dated documents and agreements provided for hereunder shall be delivered to the party entitled to receive them after closing.

     3.2 Documents and Funds to be Delivered by Seller. At Closing, Seller shall deliver to the applicable escrow (i) a certificate or certificates representing the Shares duly endorsed in blank or accompanied by fully executed stock powers in a form reasonably acceptable to Purchaser, (ii) an assignment of all other Stock Rights, if any, (iii) the consents of any third parties required to effect transfer of the Shares or the Stock Rights, (iv) funds as necessary to pay the closing costs and any debt payable at Closing attributable to Seller as set forth below, if any, and (v) all other documents necessary to be provided by the Seller to cause the transfer of the Shares and Stock Rights and the closing of the conveyances of the Property to Seller (the "Related Documents").

     3.3 Documents and Funds to be Delivered by Purchaser. At Closing, Purchaser shall deliver or cause to be delivered to the applicable escrow (i) the cash portion of the Purchase Price due at Closing (ii) the Note, (iii) the Deeds of conveyance and Related Documents necessary to transfer the Property to be conveyed to Seller, and (iv) funds to pay the closing costs attributable to Purchaser as set forth below.

     3.4 Title; Title Insurance. At or prior to Closing, Purchaser shall cause to be delivered to Seller, binding commitments for the owner's standard polices of title insurance described in Sections 2.3.1, 2.3.2 and 2.3.3 above, subject only to the permitted title exceptions described in such sections.

     3.5 Prorations. Real property taxes and assessments and all applicable owners association dues shall be prorated to 11:59 p.m. on the Closing Date.

     3.6 Closing Costs. At Closing, Seller and Purchaser shall pay the fees, costs and expenses in accordance with Sections 1.1, 2 and this Section 3.

4. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following statements are true and correct as of the date hereto and will be true and correct as of the Closing Date:

     4.1 Authority of Hauff. Douglas B. Hauff and Tracy __ Hauff have all requisite power and authority by their signatures to enter into this Agreement and transfer the Shares and the Stock Rights on behalf of themselves and the Hauff Family Partnership.

     4.2 Authority of Seller. Seller (including the Hauff Family Partnership) has all requisite power and authority to execute and deliver this Agreement and all the documents to be delivered by Seller hereunder and to carry out and perform its obligations under the terms of this Agreement. The execution, delivery and performance of this Agreement and all the documents and instruments to be delivered by Seller hereunder have been duly authorized by all requisite action on the part of the partners of the Hauff Family Partnership. This Agreement and each of the documents to be delivered hereunder to which Seller is a party have been, and at Closing will be, duly executed and delivered by Seller and will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with their terms.

     4.3  Ownership of the Shares.  Seller is the legal owner of the Shares.
The Shares are validly issued and upon the Closing will be fully paid and non-assessable. Upon delivery of the certificates representing the Shares duly endorsed in blank or accompanied by a duly executed stock power, good and marketable title to the Shares will be sold, assigned, conveyed, transferred and delivered to Purchaser, free and clear of all liens, pledges and assessments, except any amounts to be fully satisfied at Closing by proceeds held in the Master Escrow for the account of the Seller.

     4.4 No Litigation. Seller is not engaged in nor has received any written threat of or notice of any litigation, arbitration, investigation or other proceeding related to or affecting the transactions contemplated by this Agreement, or the Shares, and to the best of Seller's knowledge there is no basis for any such litigation, arbitration, investigation or other proceeding. Seller is not subject to any outstanding and unsatisfied judgments.

     4.5 Finders or Brokers Fee. Seller has retained no broker in connection with the transactions contemplated by this Agreement and has dealt with no broker or finder in connection with the transactions contemplated by this Agreement which would create an entitlement by any person to a finders' or brokers' fee.

     4.6 Solvency of Seller. Each of the Sellers is solvent in the "balance sheet" sense of the term solvency, in that the fair market value of the Sellers' assets exceeds the amount of the Sellers' liabilities.

     4.7 Shares Not Freely Tradable. The Shares are not registered and may otherwise be subject to certain trading restrictions imposed by federal or state securities regulations. Accordingly, the Shares are not freely tradable by Seller.

5. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing Date:

     5.1 Organization and Good Standing. Trillium Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. The Semiahmoo Company is a Washington general partnership duly organized, validly existing and in good standing under the laws of the state of Washington. Settlers Bay Development, Inc., is an Alaska corporation duly organized, validly existing and in good standing under the laws of the state of Alaska. Purchaser has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

     5.2 Authority of Purchaser. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. The execution, delivery and performance of this Agreement and all the documents and instruments to be delivered by or on behalf of Purchaser hereunder have been duly authorized by all requisite action on the part of the partners, owners, officers, directors or shareholders of Purchaser, as the case may be. This Agreement and each of the documents to be delivered to which Purchaser is a party have been, and at Closing will be, duly executed and delivered and will constitute, a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms.

     5.3 Environmental Condition of the Property. To Purchaser's knowledge, the Property is in compliance with all Environmental Laws and Purchaser has received no written notice of any violation issued pursuant to any Environmental Law with respect to any Lot or any use or condition thereon. Purchaser is not aware of any Release or threatened Release of any Hazardous Material existing on, beneath or from any of the Property. Purchaser is not aware of any above ground or underground tanks on the Property used or formerly used for the purpose of storing any Hazardous Materials. "Environmental Laws" means any federal, state or local law or regulation relating to the use, storage, disposal, presence, cleanup, transportation or release of Hazardous Materials. "Hazardous Materials" means asbestos, petroleum or petroleum byproducts, PCBs and any other waste, substance or materials defined, listed or designated as hazardous, toxic, a pollutant, waste or otherwise harmful to human health under any law, or regulation. "Release" shall have the meaning given that term under CERCLA.

     5.4 No Litigation. Purchaser is not engaged in nor has received any written threat of or notice of any litigation, arbitration, investigation or other proceeding related to or affecting the transactions contemplated by this Agreement or the Property, and to the best of Purchaser's knowledge, there is no basis for any such litigation, arbitration, investigation or other proceeding. Purchaser is not subject to any outstanding and unsatisfied judgments.

     5.5 Parties in Possession. There are no parties in possession or which have a right to possession of all or any portion of the Property, and there are no leases or licenses affecting the Property.

     5.6 Documents. To Purchaser's knowledge, all materials and documents delivered to Seller pursuant to Section 2.3.4 of this Agreement are true and correct copies of what they purport to be, and to the extent such materials were prepared by Purchaser, do not contain any material inaccuracies or errors. Notwithstanding the foregoing, Seller is responsible for its own due diligence as to the accuracy of such materials and documents.

     5.7 Finders or Brokers Fee. Purchaser has retained no broker in connection with the transactions contemplated by this Agreement and has dealt with no broker or finder in connection with the transactions contemplated by this Agreement which would create an entitlement by any person to a finders' or brokers' fee.

6.   Conditions Precedent to Seller's Obligations.  The obligation of
Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment of the following conditions at or prior to the Closing Date:

     6.1 Representations and Performance. The representations and warranties made by Purchaser hereunder shall be true and correct in all material respects at and as of Closing, and Purchaser shall have, unless waived by Seller in writing, performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by Purchaser prior to or at Closing.

     6.2 Payment of Consideration. Purchaser shall have delivered to the Master Escrow (or the applicable escrow) the cash portion of the Purchase Price, the Note, all Conveyance and Related Documents necessary to convey the Property, and the notes payable by Seller to Purchaser to be satisfied at Closing.

     6.3 Title Insurance Commitment. Purchaser shall have obtained commitments from the Title Companies insuring title to the Property in Seller subject only to the items described in Sections 2.3.1, 2.3.2 and 2.3.3.

     6.4 Securities Issues. Seller shall be permitted to transfer the Shares pursuant to applicable securities laws, and all filings, notices and other actions required of Seller under the securities laws to effect the transfer shall have been completed by Seller at Seller's expense.

7. Conditions Precedent to Purchaser' Obligations. The obligation of Purchaser to purchase the Shares and to consummate the transactions contemplated by this Agreement are subject to fulfillment of the following conditions at or prior to the Closing Date:

     7.1 Representations and Performance. The representations and warranties made by Seller hereunder shall be true and correct in all material respects at and as of Closing, and Seller shall, unless waived by Purchaser in writing, have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by Seller prior to or at Closing;

     7.2 No Material Securities Law Concerns. Purchaser, at Purchaser's sole discretion shall have satisfied itself that the consummation of the subject transactions by Purchaser will not cause Purchaser to be at any significant risk under securities laws, and are not in violation of any fiduciary duties to the Corporation or any other shareholders of the Corporation.

     7.3 Board of Directors of Gargoyles, Inc. The Board of Directors of Gargoyles, Inc. must be fully informed by Purchaser of the transactions contemplated by this Agreement, and such Board must not take action to prevent or delay these transactions from occurring.

8.   Indemnities.  Seller and Purchaser hereby indemnify each other as follows:

     8.1 Indemnity of Seller. Seller agrees to indemnify and hold harmless Purchaser, its officers, directors, attorneys, agents and employees, from and against any and all liability, loss, damage or expense, including reasonable attorneys' fees and costs, as a result of any action, suit, proceeding, lien, or claim (i) resulting from a breach by Seller of a representation or warranty made hereunder or a material breach by Seller of a provision of this agreement, or
(ii) affecting title to the Shares and/or affecting the Property in relation to which the facts that give rise to such action, suit or proceeding arose or occurred during Seller's ownership of the Shares and/or the Property.

     8.2 Indemnity of Purchaser. Purchaser agrees to indemnify and hold harmless Seller, its owners, partners, attorneys, agents and employees, from and against any and all liability, loss, damage or expense, including reasonable attorneys' fees and costs, as a result of any action, suit, proceeding, lien, or claim (i) resulting from a breach by Purchaser of a representation or warranty made hereunder or a material breach by Purchaser of a provision of this agreement, or (ii) affecting title to the Shares and/or affecting the Property in relation to which the facts that give rise to such action, suit or proceeding arose or occurred during Purchaser's ownership of the Shares and/or the Property.

     8.3 Releases. Purchaser, in its capacity as a shareholder of the Corporation, hereby releases and forever discharges Seller, its officers, directors, partners, employees, attorneys and agents, from any and all causes of action, claims, damages and demands of any nature whatsoever, whether known or unknown, arising out of Seller's ownership of the Shares and management of the Corporation; provided, however, this release shall not limit, diminish or release the representations and warranties and indemnity obligations of Seller under Sections 4 and 8.2, which obligations of Seller shall be joint and several obligations of each Seller or each deemed Seller under this Agreement. Seller hereby releases and forever discharges Purchaser, its officers, directors, employees, attorneys and agents from any and all causes of action, claims, damages, and demands of any nature whatsoever, including claims pertaining to Purchaser's actual or alleged knowledge of "insider" information pertaining to the Corporation, whether known or unknown, arising out of Purchaser's ownership of the Shares and management of the Corporation; provided, however, this release shall not limit, diminish or release the representations and warranties and indemnity obligations of Seller under Sections 5 and 8.2. The parties intend for the foregoing releases to act as a complete release and disassociation between the parties hereto except for the limited claims that may be asserted between the parties hereto for violations of representations and warranties under this Agreement and the foregoing indemnities set forth in this Section 8.

9.   Termination

     9.1 By Mutual Consent. At any time, this Agreement may be terminated by the written consent of all the parties hereto without liability on the part of any party or their respective owners, partners, directors, officers, shareholders or employees. If this Agreement is terminated under this Section 9.1, the Agreement shall have no further force or effect as of the termination date agreed by the parties.

     9.2 Termination Upon Default or Breach. If one party to this Agreement materially defaults in the performance of any of the covenants or Conditions Precedent contained in this Agreement, or if there shall have been a material breach by a party of any of such party's representations or warranties set forth in this Agreement, the other party may: (i) terminate this Agreement without prejudice to its rights and remedies available under law by delivering written notice of termination to the other party to this Agreement or (ii) bring an action for specific performance of the breaching party's obligations hereunder. Such termination shall be effective upon the termination date specified in the notice.

10.  Miscellaneous Provisions.

     10.1 Amendment and Modification. Subject to applicable law, prior to the Closing Date this Agreement may be amended, modified and supplemented or any provision waived only by written agreement, executed by the party who is waiving a right.

     10.2 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein, may be waived in writing, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

     10.3 Expenses. Each party to this Agreement shall bear its own expenses related to the representation of counsel, preparation of documents, due diligence investigations, or other matters related to the transactions contemplated by this Agreement.

     10.4 Attorneys' Fees. If it shall be necessary for any party to this Agreement to employ an attorney to enforce their rights pursuant to this Agreement because of the default of another party(s), the defaulting party(s) shall reimburse the non-defaulting party(s) for reasonable attorneys' fees and expenses.

     10.5 Further Assurances. From time to time both before and after the Closing and without further consideration, the parties hereto will cooperate in good faith to execute and deliver, or arrange for the execution and delivery of such other instruments and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions contemplated by this Agreement.

     10.6 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be given by: (a) hand delivery; (b) first-class registered or certified mail with postage prepaid, (c) overnight receipted courier service, or (d) telephonically confirmed facsimile transmission, which notice is addressed to the party at the address set forth below, or such other address as may hereafter be designated in writing by the party. Notices given in accordance with this Section shall be effective upon receipt or when receipt is refused by the party to who such notice is given.

               If to Seller, to:

               Douglas B. Hauff
               The Highlands
               Seattle, WA 98177
               Tel: (206) 364-5898
               Fax: (206) 364-5998

               with a copy to:

               Foster Pepper Shefelman PLLC
               1111 Third Avenue, Suite 3400
               Seattle, WA  98101
               Attn.:  Stellman Keehnel
               Tel: (206) 447-8935
               Fax: (206) 749-1964

               If to Purchaser, to:

               Trillium Corporation
               4350 Cordata Parkway
               Bellingham, WA  98226
               Attn: General Counsel
               Tel: (360) 676-9400
               Fax: (360) 676-7736

     10.7 Assignment; Form of Transaction. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement or assignment of the right to all or any portion of the Shares is freely assignable in part or whole by Purchaser without the prior consent of Seller, provided that Trillium Corporation shall remain fully liable to Seller for the performance required of Purchaser and for Purchaser's representations and warranties and other obligations hereunder.

     10.8 Assignment of Property. Sellers may assign the rights to receive title to the Property to an entity controlled by Douglas B. Hauff without the prior written consent of Purchaser, provided that Seller shall remain fully liable to Purchaser for the performance required of Seller hereunder and for Seller's representations and warranties and other obligations hereunder. Any assets transferred to such entity shall be transferred subject to all obligations of the Seller hereunder which are not released pursuant to Section
8.3 hereof and by accepting such assets, the transferee entity shall be deemed to have agreed to be directly liable for such obligations as if it was a Seller under this Agreement.

     10.9 Governing Law. This Agreement shall be governed by the internal law of the state of Washington as to all matters, including but not limited to matters of validity, construction, effect and performance.

     10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.12 Exhibits and Schedules. The exhibits and schedules attached hereto are incorporated herein by reference as if fully set forth herein.

     10.13 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

     10.14 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     10.15 Voting of Shares Prior to Closing. Seller shall cooperate with Purchaser prior to Closing with respect to all voting rights pertaining to the Shares. Prior to Closing and prior to the termination of this Agreement according to its terms, Seller shall vote the Shares in accordance with the manner in which Purchaser votes its shares of the Corporation's stock, with respect to any matters of the Corporation which require a vote of the shareholders.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written. The Semiahmoo Company and Settlers Bay Development, Inc. are executing this Agreement for the sole purposes of the real estate conveyances described in Sections 2.3.1 and 2.3.3 and the related closing matters, representations and warranties described in Sections 3 through 3.6 and Sections 5 through 5.4. Trillium Corporation shall inure to and be liable for all other rights and obligations of the Purchaser hereunder.


PURCHASER:                                    SELLER:


TRILLIUM CORPORATION,
a Washington corporation


By:  /s/ David R. Syre                        /s/ Douglas B. Hauff
     -----------------------------            ------------------------------
                                              Douglas B. Hauff
Its: Chairman and CEO
     -----------------------------
                                              /s/ Tracy L. Hauff
                                              ______________________________
                                              Tracy L. Hauff


SETTLERS BAY DEVELOPMENT, INC.                HAUFF FAMILY PARTNERSHIP
an Alaska corporation


By:  /s/ Teri Treat                           By:  /s/ Douglas B. Hauff
     -----------------------------                 -------------------------
                                                   Douglas B. Hauff
Its: President
     -----------------------------
                                              Its:
                                                   -------------------------

                                              By:  /s/ Tracy L. Hauff
                                                   -------------------------
                                                   Tracy L. Hauff

                                              Its:
                                                   -------------------------

SEMIAHMOO COMPANY,
a Washington general partnership
By:  Semiahmoo Holding Company, L.P., a
     Washington limited partnership,
     its managing general partner

     By:  SC Partnership, a Washington general
          partnership, its general partner

          By: Birch Point Partners, Ltd.,
              a Washington limited partnership,
              its managing general partner

              By:  Birch Point, Inc.,
                   a Washington corporation
                   its general partner

                   By: /s/ Steve Brinn
                      -----------------
                   Name: Steve Brinn
                   Its: President

                                  EXHIBIT A-1
                          COPY OF STOCK CERTIFICATES
      held in Smith Barney brokerage account(s) (the Smith Barney Shares)

                                  EXHIBIT A-2
                                  -----------

                                                                     Shares                                                Grand
                          Shares      Options Post                 Subject to   Options Post                               Total
                        Subject to      Dividend      Purchase    Hauff Option    Dividend                Purchase       Purchase
     Investors         Hauff Option     (x5.45)        Price         ($5SP)       (x5.45                   Price           Price
------------------------------------------------------------------------------------------------------------------------------------
Trillium Corporation      20,833        113,539      $520,803.39      83,333      454,165     567,704   $416,650.97   $  937,454.36
Gary Waterman                792          4,316      $ 19,799.33       3,167       17,260      21,576   $ 15,834.32   $   35,633.65
Peter von Reichbauer         188          1,024      $  4,697.09         750        4,087       5,111   $  3,749.41   $    8,446.50
Arthur H. Kern               313          1,705      $  7,820.84       1,250        6,812       8,517   $  6,249.33   $   14,070.16
John Rudolf                  271          1,476      $  6,770.41       1,083        5,902       7,378   $  5,414.49   $   12,184.91
Steve Kingma                 417          2,272      $ 10,421.66       1,667        9,085      11,357   $  8,334.58   $   18,756.24
David Jobe                   417          2,272      $ 10,421.66       1,667        9,085      11,357   $  8,334.58   $   18,756.24
Tom Johnson                  208          1,133      $  5,197.07         833        4,539       5,672   $  4,164.08   $    9,361.15
Stan Walderhaug              104            566      $  2,596.24         417        2,272       2,838   $  2,084.33   $    4,680.57
Gary Gigot                   146            795      $  3,646.67         583        3,177       3,972   $  2,914.58   $    6,561.24
Robert Manne                 104            567      $  2,599.91         417        2,272       2,839   $  2,084.33   $    4,684.24
Bruce Hosford                271          1,476      $  6,770.41       1,083        5,902       7,378   $  5,414.49   $   12,184.91
Tim Buckley                  208          1,133      $  5,197.07         833        4,539       5,672   $  4,164.08   $    9,361.15
Allen Shoup                  104            566      $  2,596.24         417        2,272       2,838   $  2,084.33   $    4,680.57
                                        -------      -----------                  -------     -------   -----------   -------------
Totals                                  132,840      $609,338.00                  531,369     664,209   $487,477.92   $1,096,815.92

                                   EXHIBIT B
                           UNSECURED PROMISSORY NOTE

$170,000.00                                                  ________, 1998
                                                             Bellingham, WA

FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of DOUGLAS B. HAUFF AND TRACEY ___ HAUFF, husband and wife, and the HAUFF FAMILY PARTNERSHIP, a Washington limited partnership, or their assigns ("Holder"), the principal sum of One Hundred Seventy Thousand Dollars ($170,000.00), all as hereinafter provided and upon the following agreements, terms and conditions:

          1. Interest. This Note shall be non-interest bearing; provided, that in the event of any default as hereinafter defined, all sums then and thereafter owing hereon at the option of Holder shall bear interest at a rate which shall be equal to the lesser of twelve percent (12%) per annum or the highest rate then permitted by applicable law ("Default Rate").

          2. Payment. Except as provided below, this Note shall be due and payable as follows:

                   $75,000  due and payable on ________________, 1999.
                   $95,000  due and payable on ________________, 2000.

Payment shall be made to Holder hereof at The Highlands, Seattle, WA. 98177 or such other place as Holder may specify in writing from time to time.

          3. Late Charge. If any payment on this Note is not paid when due and remains unpaid for a period of ten (10) days inclusive after Holder provides notice to Maker in accordance with the notice provisions of this Note, Maker will pay Holder a late charge equal to five percent (5%) of the amount of the delinquent payment.

          4.  Prepayment.  This Note may be prepaid at any time without penalty.

          5. Acceleration. In the event any payments required by this Promissory Note are not paid when due, and remain unpaid after a date specified by a notice to Maker, and such default remains uncured after a date specified by a notice to Maker, then the whole sum of principal shall become due and payable at once without further notice at the option of the Holder hereof. The date specified shall not be less than ten (10) days (for non-payment) or thirty (30) days (for any other default) from the date notice is given to Maker in accordance with the notice provisions of this Note. This note will be automatically accelerated in the event of insolvency or the commencement of an insolvency or bankruptcy proceeding by or against Maker. All rights and remedies of Holder are cumulative and not exclusive and the commencement or partial exercise of any such right or remedy shall not preclude Holder from the exercise of any other right or remedy until the debts evidenced by this note are paid in full.

          6. Costs and Attorneys' Fees. Maker agrees to pay all costs and expenses which Holder may incur by reason of any default, including without limitation Holder's reasonable attorneys' fees with regard to legal services relating to any default and to a determination of any of Holder's rights or remedies under this Note, and reasonable attorneys' fees relating to any actions or proceedings which Holder may institute to protect its interest under the terms of this Note. Any judgment recovered by Holder shall bear interest at the Default Rate, not to exceed, however, the highest rate then permitted by law, from the date of the judgment.

          7. Nonwaiver of Holder. Holder's failure to exercise its option to accelerate this Note upon a default or to exercise any other rights to which Holder may be entitled in the event of a default, shall not constitute a waiver of the right to exercise such option or any other rights in the event of any subsequent default, whether of the same or a different nature.

          8. Waiver of Maker. Maker waives presentment, protest and demand, notice of protest, demand or dishonor and nonpayment of this Note.

          9. Maximum Interest. Notwithstanding any other provision of this Note, interest, fees and charges payable by reason of the indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by applicable law and, if by virtue of applicable law, sums in excess of such maximum would otherwise be payable hereon, then such excess shall be treated as having been immediately applied by Holder to principal when received.

          10. Applicable Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Washington.

          11. Notice. Except as otherwise provided in this Note, all notices and consents required or permitted under this Note shall be in writing and may be telexed, facsimilied, cabled, delivered by hand, or mailed by first class registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

                   Holder:  Douglas and Tracey Hauff
                            The Highlands
                            Seattle, WA  98177
                            Tel.: (206) 364-5898

                   Maker:   Trillium Corporation

                            4350 Cordata Parkway
                            Bellingham, WA  98226
                            Attn:  Timothy C. Potts
                            Tel: (360) 676-9400
                            Fax: (360) 738-2910

Changes in the respective addresses to which such notices may be directed may be made from time to time by either party by notice to the other party.

Notices and consents given by mail in accordance with this Section 11 shall be deemed to have been given three (3) days after the date of dispatch; notices and consents given by other means shall be deemed to have been given when received.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Maker:

TRILLIUM CORPORATION, a
Washington corporation



By:  _______________________________

     _______________________________